Exhibit 10.5
AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is entered into as of February 16, 2018, by and between The New Home Company Inc., a Delaware corporation (the “Company”) and Thomas Redwitz (“Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of January 30, 2014, as amended by that certain amendment dated as of February 16, 2017 and that certain second amendment dated as of March 23, 2017 (as amended, the “Employment Agreement”) which sets forth the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby amend the Employment Agreement as follows, effective as of the date hereof:

1.The first two sentences in Section 4(c) of the Employment Agreement are hereby deleted and replaced with the following two sentences:

“If the Employment Period ends on account of Termination Without Cause or Termination for Good Reason but is not a CIC Qualifying Termination, Executive shall receive a severance payment (the “Severance Payment”) in an amount equal to one times the sum of (A) Executive’s Base Salary at the time of termination (or, in the event of a Termination for Good Reason, the Base Salary prior to the event constituting Good Reason if such Base Salary is higher than the Base Salary at the time of termination) plus (B) the greater of the target annual cash incentive bonus for the year in which such termination occurs and the average annual bonus paid to Executive during the three most recently completed years prior to Executive’s termination of employment. If the Employment Period ends on account of a CIC Qualifying Termination, Executive shall receive a severance payment (the “CIC Severance Payment”) in an amount equal to two times the sum of (A) Executive’s Base Salary at the time of termination (or, in the event of a Termination for Good Reason, the Base Salary prior to the event constituting Good Reason if such Base Salary is higher than the Base Salary at the time of termination) plus (B) the greater of the target annual cash incentive bonus for the year in which the CIC Qualifying Termination occurs and the average annual bonus paid to Executive during the three most recently completed years prior to Executive’s termination of employment.”

2.This Amendment shall be and is hereby incorporated in and forms a part of the Employment Agreement.

3.Except as amended and set forth herein, the Employment Agreement shall continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto.

THE NEW HOME COMPANY INC.,
a Delaware corporation

By:    /s/ H. Lawrence Webb
Name:    H. Lawrence Webb
Title:    Chief Executive Officer

“EXECUTIVE”

/s/ Thomas Redwitz
Thomas Redwitz